Exhibit 10.23

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into effective as of the 1st day of April, 2008, by and between GEOPHARMA, INC., a Florida corporation (the “Company”), and JUGAL K. TANEJA, an individual (“Consultant”).

WITNESSETH:

WHEREAS, the Company is pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products (such activities, together with all other activities of the Company and its subsidiaries, as conducted at or prior to the termination of this Agreement, and any future activities reasonably related thereto which are contemplated by the Company and/or its subsidiaries at the termination of this Agreement identified in writing by the Company to Consultant at the date of such termination, are hereinafter referred to as the “Business Activities”);

WHEREAS, the Company desires to hire Consultant upon the terms and subject to the terms and conditions set forth in this Agreement; and,

WHEREAS, Consultant desires to be retained by the Company upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants and conditions herein contained and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

Section 1. Consulting Arrangement. The Company hereby retains Consultant, and Consultant hereby accepts the position with the Company, all upon the terms and subject to the conditions set forth in this Agreement.

Section 2. Capacity and Duties. Consultant is and shall be retained in the capacity of Chairman of the Board of the Company and shall have such duties, responsibilities, and authorities as may be requested by the Corporation from time to time during the term of this consulting arrangement in connection with the Corporation’s business throughout the United States and world wide (“Consulting Arrangement”). Subject to the control and general directions of, and the general policies and guidelines established, by the Company and except as otherwise herein provided, Consultant shall devote such of his business time, best efforts and attention as necessary to promote and advance the business of the Company and its subsidiaries and to perform diligently and faithfully all the duties, responsibilities and obligations of Consultant to be performed by him under this Agreement. Consultant’s duties shall include consulting and rendering advice on the general business operations of the Company and its subsidiaries. During the Consulting Arrangement Term (as hereinafter defined), Consultant may engage in other business activities; provided, however, that such activities do not unreasonably interfere with Consultant’s performance of his obligations hereunder or violate Section 15 or Section 18 hereof; and provided, further, that any such activity is fully disclosed to the Company.

Section 3. Relationship Between Parties. During the term of the Consulting Arrangement, Consultant shall be deemed to be an independent contractor. He shall be free to devote his time, energy and skill to any such person, firm or company as he deems advisable except to the extent he is obligated to devote his time, energy and skill to the Corporation pursuant to the terms of this Agreement. Consultant shall not be considered as having an employee status vis-a-vis the Corporation, or by virtue of the Consulting Arrangement being entitled to participate in anyplans, arrangements or distributions by the Corporation pertaining to or in connection with any pension, stock, bonus, profit sharing, welfare benefits, or similar benefits for the regular employees or consultants of the Corporation. The Corporation shall not withhold any taxes in connection with the compensation due Consultant hereunder, and Consultant will be responsible for the payment of any such taxes and hereby agrees to indemnify the Corporation against nonpayment thereof

Section 4. Consulting Arrangement Term. The initial term of the Consulting Arrangement by the Company pursuant to this Agreement shall be for the period (the “Initial Term”) commencing on April 1st, 2008 (the “Commencement Date”) and ending on March 31st, 2011, or such earlier date that Consultant’s Arrangement is terminated in accordance with the provisions of this Agreement. The Initial Term automatically shall be extended for successive additional one year periods (each, an “Extended Term”) unless written notice is given by either party to the other party no later than 120 days prior to the expiration of the Initial Term or any Extended Term. (The Initial Term, together with each and any Extended Term, is sometimes hereinafter called the “Consulting Period”).

Section 5. Compensation. During the Consulting Period, subject to all the terms and conditions of this Agreement and as compensation for all services to be rendered by Consultant under this Agreement, the Company shall pay to or provide Consultant with the following:

5.01 Base Compensation. The Company shall compensate Consultant during the life of this agreement for his services hereunder no less than a base annual compensation fee of $550,000 and 00/100 Dollars ($550,000.00), payable at such intervals (at least biweekly) as compensation or fees are paid generally to other consultants of the Company. For fiscal years beginning 2009 and thereafter, the Board shall examine and modify Consultant’s base compensation fee with reference to prevailing competitive standards for comparable positions in organizations similar to the Company, as determined by an independent consultant approved by the Board and Consultant.

5.02 Bonus. The Company shall pay to Consultant an annual bonus as specified in a plan adopted each year by the Board but, in any case, Consultant’s incentive target performance levels specified in SCHEDULE 5.02 attached hereto shall be no less than 100% of the base compensation fee.

5.03 Other Benefits. The Company shall provide Consultant with the other benefits specified on SCHEDULE 5.03 attached hereto, which benefits shall not be deemed to be lieu of any other benefits or compensation to which Consultant is entitled hereunder or otherwise.

5.04 Stock Options and Restricted Stock. At the end of the first year of the Initial Term, the Company shall issue to Consultant stock options and restricted stock at fair market value and comparable in amounts to those issued to a consultant for a comparable publicly-traded corporation.

Section 6. Adherence to Standards. Consultant shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all consultants of the Company.

Section 7. Review of Performance. The Board shall periodically review and evaluate the performance of Consultant under this Agreement with Consultant.

Section 8. Expenses. The Company shall reimburse Consultant for all reasonable, ordinary and necessary expenses (including, but not limited to, automobile and other business travel and customer entertainment expenses) incurred by him in connection with the Consulting Arrangement hereunder in accordance with Company policy; provided, however, Consultant shall render to the Company a complete and accurate accounting of all such expenses in accordance with the substantiation requirements of Section 274 of the Internal Revenue Code of 1986, as amended (the “Code”), as a condition precedent to such reimbursement.

Section 9. Termination with Cause by the Company. This Agreement may be terminated with Cause (as hereinafter defined) by the Company provided that the Company shall (i) give Consultant the Notice of Termination (as hereinafter defined), and (ii) pay Consultant his annual base compensation fee through the Termination Date (as hereinafter defined) at the rate in effect at the time the Notice of Termination is given, plus any bonus or incentive compensation which has been earned or has become payable pursuant to the terms of any compensation or benefit plan as of the Termination Date. Notwithstanding the foregoing, if Consultant is terminated with Cause pursuant to Section 11.02(ii) and, subsequently, charges are dropped, Consultant is found not guilty or otherwise cleared of wrongdoing, before or after trial or following appeal, then in such event, the Company shall promptly thereupon pay Consultant (or to his estate in the event of Consultant’s death) two year’s compensation equal to the amount of the compensation and other benefits described in Section 5 of this Agreement to which Consultant was entitled as of the Termination Date, with such payments being made in equal installments over the 24 months following the Termination Date, and such other amount as may be necessary to make Consultant whole for any incremental taxes due as a result of such severance payments. In addition, all stock options issued to Consultant shall immediately be vested as of the Termination Date.

Section 10. Termination without Cause by the Company or for Good Reason by Consultant; Non-Renewal. This Agreement may be terminated by (i) the Company by reason of the death or Disability (as hereinafter defined) of Consultant or for no reason at all, or (ii) Consultant for Good Reason (as hereinafter defined); provided that if this Agreement is terminated or not renewed pursuant to either of subsections (i) or (ii) of this Section 10 prior to January 3rd, 2012, or if the Company fails to renew this Agreement (as permitted by Section 3) through January 3rd, 2012, the Company shall pay to Consultant (or to his estate in the event of termination due to Consultant’s death) two year’s severance equal to the amount of the compensation and other benefits described in Section 5 of this Agreement to which Consultant was entitled as of the Termination Date, with such payments being made in equal installments over the 24 months following the Termination Date, and such other amount as may be necessary to make Consultant whole for any incremental taxes due because such payments are deemed to be an excess parachute payment, as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (whether such payments are paid in cash or stock, pursuant to Consultant’s election described below). The remaining balance of any payments or other sums due Consultant hereunder (or under Section 9) shall be immediately due and payable in a lump sum upon a Sale of the Company (as hereinafter defined). A Sale shall mean a sale of all or substantially all of the assets of the Company, a change of more than fifty percent of the voting power of the Company, a merger or consolidation of the Company with or into another entity, or if persons who at the Termination Date constituted the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors. In addition, all stock options and restricted stock issued to Consultant shall immediately be vested as of the Termination Date. If the Consultant should fail to renew this Agreement at any time other than for Good Reason or if the Company should fail to renew the Agreement after January 3rd, 2012, the Company shall not be required to pay any compensation to Consultant other than his annual base compensation fee through the last day of the then current term of the Consulting Period, plus any bonus or incentive compensation which has been earned or has become payable pursuant to the terms of any compensation or benefit plan as of such date but which has not yet been paid.

Consultant’s right to terminate his Consulting Arrangement for Good Reason shall not be affected by his incapacity due to physical or mental illness. In the event of termination by reason of Consultant’s death or Disability, medical, hospitalization or disability benefits coverage comparable to those provided by the Company during Consultant’s lifetime shall be provided to his spouse and dependents for the remaining term of this Agreement and thereafter will provide Consultant’s spouse and dependents with the option of purchasing such benefits coverage through the Company. The benefits provided under this Section 10 shall not be less favorable to Consultant and his spouse and dependents in terms of amounts, deductibles and costs, if any, than such benefits provided by the Company to Consultant, his spouse and dependents as of the Termination Date. This Section 10 shall not be interpreted so as to limit any benefits to which Consultant or his family may be entitled under the Company’s life insurance, medical, hospitalization or disability plans following his Termination Date or under applicable law.

At Consultant’s election, in his sole discretion, any sums payable to Consultant pursuant to this Section 10 may be paid to Consultant either in cash or shares of common stock of the Company. Any portion of such sums that are paid in cash shall be paid to Consultant at such intervals (at least biweekly), net of applicable federal state and local taxes of any kind required by law to be withheld with respect to such payment, at the same time as consulting fees are paid generally to other consultants of the Company, unless there is a Sale as provided above in which event, all sums due Consultant shall immediately be due and payable. All sums payable hereunder shall constitute Consulting Arrangement termination payments or fees (and not salary continuation payments, whether in cash or stock, at Consultant’s election) and shall not be subject to offset for any reason or repayment in the event Consultant becomes a consultant or employee elsewhere. Upon the breach by Consultant of Section 18 of this Agreement, the Company shall be entitled to cease making the remainder of any such cash payments then owed to Consultant.

If Consultant elects to receive any portion of any sums payable to Consultant pursuant to this Section 10 in common stock, the number of shares due to Consultant shall be determined by dividing such sum by the average closing price per share of the common stock during the ten trading days immediately preceding the termination or expiration, as applicable, of this Agreement. One-third of such shares shall be paid within thirty days of termination or non-renewal, as applicable, and two-thirds of such shares shall be paid on the last day of the non-competition period contemplated by Section 18 of this Agreement; provided, however, that if the non-competition period extends for more than one year after such termination or expiration, as applicable, one-third of such shares shall be paid within thirty days of termination or non-renewal, as applicable, one-third of the shares shall be paid on the first anniversary of such termination or expiration, as applicable, and the remaining shares shall be paid on the last day of the non-competition period contemplated by Section 18 of this Agreement; provided, further, that should Consultant breach Section 18 of this Agreement, any shares that have not yet been paid shall be canceled and returned to the Company. For each tranche of shares of common stock issued to Consultant hereunder, the Company shall deliver registered shares or as promptly as commercially reasonable thereafter, but in any event within 60 days, the Company shall register the resale of such shares and keep the registration statement in effect for not less than three (3) years.

Section 11. Definitions. In addition to the words and terms elsewhere defined in this Agreement, certain capitalized words and terms used in this Agreement shall have the meanings given to them by the definitions and descriptions in this Section 11 unless the context or use indicates another or different meaning or intent, and such definition shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined. The following words and terms are defined terms under this Agreement:

11.01 Disability. “Disability” shall mean a physical or mental illness which, in the judgment of the Company after consultation with the licensed physician attending Consultant, impairs Consultant’s ability to substantially perform his duties under this Agreement as an consultant and as a result of which he shall have been absent from his duties with the Company on a fulltime basis for six consecutive months.

11.02 Cause. A termination with “Cause” shall mean a termination of this Agreement by reason of (i) Consultant’s conviction of a felony or a crime involving moral turpitude or any other crime involving dishonesty, disloyalty or fraud with respect to the Company; or (ii) Consultant’s arrest or indictment of any lesser crime or offense committed in connection with the performance of Consultant’s duties hereunder; or (iii) if Consultant willfully impedes or endeavors to influence, obstruct or impede or fails to materially cooperate with an investigation authorized by the Board of Directors of the Company, a self regulatory organization or a governmental department or agency.

11.03 Good Reason. “Good Reason” shall mean the occurrence of any of the following events without Consultant’s prior express written consent: (i) any material change in his status, title, authorities or responsibilities (including reporting responsibilities) under this Agreement which represents a demotion from such status, title, position or responsibilities (including reporting responsibilities); the assignment to him of any duties or work responsibilities which are materially inconsistent with his status, title, position or work responsibilities set forth in this Agreement or which are materially inconsistent with the status, title, position or work responsibilities of a consultant; or any removal of Consultant from, or failure to appoint, elect, reappoint or reelect Consultant to, any of such positions, except in connection with the termination of his Consulting Arrangement with Cause, or as a result of his death or Disability; provided, however, that no change in title, authorities or responsibilities customarily attributable solely to the Company ceasing to be a publicly traded corporation shall constitute Good Reason hereunder; (ii) the relocation of the principal office of the Company or the reassignment of Consultant to a location more than thirty (30) miles from Largo, Florida; (iii) the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which Consultant participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Consultant’s participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder; provided, however, that Consultant continues to meet all eligibility requirements thereof; (iv) the failure by the Company to continue in effect any benefit plan (including any medical, hospitalization, life insurance or disability benefit plan in which Consultant participates), or any material fringe benefit or prerequisite enjoyed by him unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Consultant’s participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder, or the failure by the Company to provide him with the benefits to which he is entitled under this Agreement; provided, however, that Consultant continues to meet all eligibility requirements thereof; (v) any other material breach by the Company of any provision of this Agreement; (vi) the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in Section 21 hereof; (vii) any purported termination of Consultant’s Arrangement which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; and for purposes of this Agreement, no such purported termination shall be effective; or (viii) if during any twelve month period, persons who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.

11.04 Notice of Termination. “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Consultant’s Arrangement under the provision so indicated; provided, however, no such purported termination shall be effective without such Notice of Termination; provided further, however, any purported termination by the Company or by Consultant shall be communicated by a Notice of Termination to the other party hereto in accordance with Section 13 of this Agreement.

11.05 Termination Date. “Termination Date” shall mean the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 9 of this Agreement shall not be less than 60 days, and in the case of a termination pursuant to Section 10 of this Agreement shall not be more than 60 days, from the date such Notice of Termination is given); provided, however, that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be the date finally determined by either mutual written agreement of the parties or by the final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been taken).

Section 12. Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by Consultant as a result of a contest or dispute over Consultant’s termination of his Consulting Arrangement if such contest or dispute is resolved in Consultant’s favor.

Section 13. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, or by expedited (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other (provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company) or to such other address as either party may have furnished to the other in writing in accordance herewith. All notices and communication shall be deemed to have been received on the date of delivery thereof, on the third business day after the mailing thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

Section 14. Life Insurance. The Company may, at any time after the execution of this Agreement, apply for and procure as owner and for its own benefit, life insurance on Consultant, in such amounts and in such form or forms as the Company may determine. Consultant shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance. Consultant hereby represents that to his knowledge he is in excellent physical and mental condition and is not under the influence of alcohol, drugs or similar substance.

Section 15. Proprietary Information and Inventions. Consultant understands and acknowledges that:

15.01 Trust. Consultant’s arrangement creates a relationship of confidence and trust between Consultant and the Company with respect to certain information applicable to the business of the Company and its subsidiaries (collectively, the “Group”) or applicable to the business of any vendor or customer of any of the Group, which may be made known to Consultant by the Group or by any vendor or customer of any of the Group or learned by Consultant during the Consulting Period.

15.02 Proprietary Information. The Group possesses and will continue to possess information that has been created, discovered, or developed by, or otherwise become known to, the Group (including, without limitation, information created, discovered, developed or made known to Consultant during the period of or arising out of his Consulting Arrangement with the Company) or in which property rights have been or may be assigned or otherwise conveyed to the Group, which information has commercial value in the business in which the Group is engaged and is treated by the Group as confidential. Except as otherwise herein provided, all such information is hereinafter called “Proprietary Information,” which term, as used herein, shall also include, but shall not be limited to, data, functional specifications, computer programs, know-how, research, technology, improvements, developments, designs, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, franchises, prices, costs, and customer, supplier and potential acquisition candidates lists. Notwithstanding anything contained in this Agreement to the contrary, the term “Proprietary Information” shall not include (i) information which is in the public domain, (ii) information which is published or otherwise becomes part of the public domain through no fault of Consultant, (iii) information which Consultant can demonstrate was in Consultant’s possession at the time of disclosure and was not acquired by Consultant directly or indirectly from any of the Group on a confidential basis, (iv) information which becomes available to Consultant on a non-confidential basis from a source other than any of the Group and which source, to the best of Consultant’s knowledge, did not acquire the information on a confidential basis, or (v) information required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having jurisdiction in the premises.

All Proprietary Information shall be the sole property of the Group and their respective assigns. Consultant assigns to the Company any rights Consultant may have or acquire in such Proprietary Information. At all times, both during Consultant’s arrangement with the Company and after its termination, Consultant shall keep in strictest confidence and trust all Proprietary Information, and Consultant shall not use or disclose any Proprietary Information without the written consent of the Group, except as may be necessary in the ordinary course of performing Consultant’s duties as an Consultant of the Company.

Section 16. Surrender of Documents; No Disparagement. Consultant shall, at the request of the Company, promptly surrender to the Company or its nominee any Proprietary Information or document, memorandum, record, letter or other paper in his possession or under his control relating to the operation, business or affairs of the Group. Consultant further agrees that he shall not, either during the Consulting Period or at any time thereafter, in any way disparage the Company

Section 17. Other Agreements. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement and as an Consultant of the Company does not, and will not, breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to Consultant’s arrangement with the Company. Consultant has not entered into, and shall not enter into, any agreement, either written or oral, which is in conflict with this Agreement or which would be violated by Consultant entering into, or carrying out his obligations under, this Agreement.

Section 18. Restrictive Covenant. Consultant acknowledges and recognizes Consultant’s possession of Proprietary Information and the highly competitive nature of the business of the Group and, accordingly, agrees that in consideration of the premises contained herein Consultant will not, during the period of the Consulting Arrangement Term and for the period ending on the later of January 3, 2012, or the first anniversary of the Termination Date, (i) directly or indirectly engage in any Business Activities in the United States, whether such engagement shall be as an employer, officer, director, owner, employee, consultant, stockholder, partner or other participant in any Business Activities, (ii) assist others in engaging in any Business Activities in the manner described in the foregoing clause (i), or (iii) induce employees of the Company to terminate their employment with the Company or engage in any Business Activities in the United States; provided, however, that the ownership of no more than two percent of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in any Business Activities. Notwithstanding the foregoing, if the Company fails to make any payment required by Section 10 of this Agreement within five days of notice of nonpayment by Consultant to the Company or if there is a Sale, then the covenants in this Section 18 immediately shall terminate.

Section 19. Remedies. Consultant acknowledges and agrees that the Company’s remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by Consultant of any of Sections 15, 16, 17 or 18 of this Agreement, it is agreed that the Company shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. Consultant acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting Consultant from engaging in any Business Activities would not be an adequate remedy upon breach or threatened breach of this Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting Consultant from engaging in any activities prohibited by this Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

Section 20. Successive Consulting Arrangement Notice. Within five business days after the Termination Date, Consultant shall provide notice to the Company of Consultant’s next intended consulting arrangement. If such consulting arrangement is not known by Consultant at such date, Consultant shall notify the Company immediately upon determination of such information. Consultant shall continue to provide the Company with notice of Consultant’s place and nature of successive consulting arrangement and any change in place or nature of successive consulting arrangement during the period ending two years after the Termination Date. Failure of Consultant to provide the Company with such information in an accurate and timely fashion shall be deemed to be a breach of this Agreement and shall entitle the Company to all remedies provided for in this Agreement as a result of such breach.

Section 21. Successors. This Agreement shall be binding on the Company and any successor to any of its businesses or assets. Without limiting the effect of the prior sentence, the Company shall use its best efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section 21, by operation of law or otherwise.

Section 22. Binding Effect. This Agreement shall inure to the benefit of and be enforceable by Consultant’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Consultant should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Consultant’s estate.

Section 23. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of,: or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 24. Headings. Headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

Section 25. Amendments. No amendments or variations of the terms and conditions of this Agreement shall be valid unless the same is in writing and signed by each of the parties hereto.

Section 26. Severability. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity or enforceability of any other provision herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability. It is expressly understood and agreed that, while the Company and Consultant consider the restrictions contained in this Agreement reasonable for the purpose of preserving for the Company the goodwill, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Agreement is an unreasonable or otherwise unenforceable restriction against Consultant, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

Section 27. Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of Florida without giving effect to the conflicts of laws principles thereof, and any action to enforce any rights or obligations hereunder shall be brought exclusively in the state or federal district courts located in Hillsborough County Florida. The prevailing party shall be entitled to an award of its reasonable attorneys’ fees incurred in connection with any such judicial proceedings.

Section 28. Counterparts. This Agreement may be executed in more than one counterpart and each counterpart shall be considered an original.

Section 29. Schedules. The Schedules attached hereto are incorporated herein by reference and are an integral part of this Agreement.

Section 30. Entire Agreement. This Agreement contains, and is intended as, and represents a complete statement of all of the terms, understandings and the arrangements among the parties hereto with respect to the matters provided for herein, supersede any previous or contemporaneous agreements and understandings whether oral or written between the parties hereto with respect to those matters and cannot be changed or terminated except as provided in this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the Company and Consultant in four counterparts as of the date first above written.

Remainder of page intentionally left blank;

signature page follows.

GEOPHARMA, INC.

By:
George Stuart
Chairman, Compensation Committee

CONSULTANT

By:
JUGAL K. TANEJA

SCHEDULE 5.02

BONUS PLAN

EXHIBIT 5.03

Other Benefits

1. Incentive Compensation and Bonus Plans. Consultant shall become a participant in any incentive compensation or bonus plan adopted by the Board for any highly compensated officers and other significant employees of the Company, such participation to be on such terms as the Compensation Committee of the Board in its discretion shall determine. Any amounts paid or payable to or on behalf of Consultant shall be prorated through the Termination Date or the expiration date of this Agreement.

2. Term Life Insurance. The Company shall pay a maximum of $10,000.00 per year towards a term life insurance policy on the life of Consultant for the benefit of Consultant or his designated beneficiary. Consultant shall be entitled to designate the beneficiary of any insurance proceeds payable upon his death and shall be entitled to purchase such insurance policy or policies upon termination of employment at the interpolated terminal reserve value thereof.

3. Automobile. The Company shall provide Consultant with a monthly allowance for the lease, maintenance and operating expenses of an automobile, or the purchase or replacement thereof.

4. Medical Insurance. The Company shall provide Consultant and his dependents with medical and health insurance coverage in such amounts as are presently provided or may hereafter be provided to the Consultant officers of the Company.

5. Disability Insurance. The Company shall provide Consultant with disability insurance coverage in such amounts as are presently provided or may hereafter be provided to the Consultant officers of the Company.

6. Club Dues. The Company shall provide Consultant with a monthly social or country club allowance to cover the dues on behalf of Consultant.

7. Other Benefits. The Company shall provide Consultant with any and all other benefits that generally become available to the Consultant.

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